EXHIBIT 99.2

Internal Memorandum

Date: September 22, 2005

To:	All Delta Employees
From:	Jerry Grinstein, Chief Executive Officer
Subject:	Delta’s Transformation Continues - Our Progress, Our Plan, Our People

After one week of operating under the Chapter 11 process, it is clear that some things have and must change as we take the necessary and often difficult steps together to save Delta in the near-term, so that we can compete and win in the long-term. A common understanding of what is new for us, and how Delta people will be impacted, coupled with an affirmation of what we value and want to preserve, provides the foundation for moving ahead together under our stepped up and expanded Transformation Plan:

Competitors: Our competitive set is no longer the traditional network carriers; it is the low-cost carriers like AirTran and JetBlue, and the newly restructured network carriers like US Airways. We must be competitive in every aspect of our business, and this means we must be able to win against restructured network carriers and the low cost carriers. Because the LCCs compete with us for more than 70 percent of our domestic revenue and set fares in the majority of our markets, our transformation plan must significantly close the cost gap between us so that we can return to profitability. Our transformation plan’s business model has been designed to fortify Delta against the clear and present threats from our competitors.

Fuel assumptions: Last year when we implemented pay and benefit changes and job reductions as a necessary part of Delta’s transformation, I had expressed hope “to do it once and do it right,” though I cautioned there could be no guarantees. Unfortunately persistent, historically high fuel prices and Katrina’s devastating impact have so far cost Delta about $1.5 billion more this year than last, effectively wiping out our plan’s significant progress and any chance to avoid further pay and benefit changes, and job reductions. Our transformation plan’s business model has been adjusted to reflect crude oil prices at $68 per barrel for the remainder of this year, and an average cost of $60 per barrel in 2006 and 2007, with an additional refining cost of $16.50 per barrel this year and approximately $13 over the next two years. We recognize the volatility of these assumptions and we are prepared with contingency plans in the event fuel prices spike beyond these levels.

Financing agreements: To obtain and keep the financing from debtor-in-possession lenders willing to fund our operation while we restructure, we agreed to comply with tight financial covenants and deliver certain financial targets within the context of a comprehensive business plan. Delta must move ahead quickly and aggressively in order to meet our financial lending commitments so that we can emerge from bankruptcy successfully, with our assets intact and without overly burdensome debt.

Financial benefits target: Our transformation plan has been expanded and stepped up to prevail over challenging market forces and to meet our financial obligations on time and as promised. Delta must deliver an additional $3 billion in annual benefits by the end of 2007 in order to successfully reorganize and remain in control of our own destiny. This target is on top of the $5 billion in annual benefits we are on track to deliver by the end of 2006, as compared to 2002.

Delta’s Transformation Continues - Our Progress, Our Plan, Our People
September 22, 2005

In-court restructuring: Because of the in-court restructuring process, the sacrifice necessary to help deliver the additional $3 billion in annual steady state benefits by the end of 2007 can be shared more equitably among other Delta stakeholders - an important benefit because it spreads the pain and helps lessen the impact on all Delta people. Our expanded transformation plan takes full advantage of the in-court restructuring process by capturing significant in-court savings and combining them with planned revenue and network productivity improvements and more competitive employment costs to deliver Delta’s new $3 billion annual financial benefits target by the end of 2007:

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$970 million is to be realized annually through in-court savings such as debt relief, lease and facility savings and fleet modifications. We’ve begun the process by rejecting leases on 40 aircraft which we were not operating on the day of our Chapter 11 filing, and have plans to reduce our fleet by an additional 80-plus aircraft by the end of 2006. This accelerates by two years our initial plan to reduce fleet complexity by four types.

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$1.1 billion is to be realized annually through revenue and network improvements from a wide-range of integrated initiatives such as fleet simplification, international expansion fueled by domestic capacity reductions, and the further right-sizing and simplification of our hubs - including more point-to-point flying and a greater local traffic mix.

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$930 million is to be realized annually through reduced employment costs from changes to pay and benefits for all Delta people, as well as productivity improvements and overhead reductions. This total represents an annual, steady state savings of $325 million from Delta pilots and $605 million from our non-pilot workforce - including management. In addition, approximately 7,000-9,000 additional jobs will be eliminated systemwide by the end of 2007. We plan to achieve these reductions in part through recently announced changes to strengthen our network and right size our Cincinnati hub. The final number of positions eliminated will depend upon changes to our fleet.

Our transformation plan will better balance our enterprise and result in a smaller, more formidable Delta by the end of 2007. Delta plans to reduce our domestic mainline capacity by between 15-20 percent to address the over-capacity in the U.S. market. Delta’s international flying is expected to increase by 25 percent to pursue routes with greater profit potential. Overall, we plan to trim mainline capacity by approximately 7 percent while improving revenues and cutting costs. We intend to move from being an unprofitable airline today, to a profitable airline in just over two years. This is necessary and aggressive, and I am confident Delta people are up to the task.

Employment principles: Delta’s employment principles will be executive-led, equitable, market-based, and performance-linked.

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Executive-led: In recognition of the sacrifice being asked of all Delta people, it is important that the senior officers fully participate, and we will. I will take a 25 percent pay cut, and officers will take a 15 percent pay cut. There will be no bonuses for senior officers for 2005, as it should be. Delta’s senior officers, Jim Whitehurst and I will not participate in any retention agreements. Executive and management headcount has been reduced by 27 percent since the end of 2002, and following a planned corporate overhead reduction, leadership ranks will be reduced further commensurate with front-line reductions.

•	Equitable: The sacrifices will be shared by all Delta people equitably and within the context of a comprehensive business plan that involves many other Delta stakeholders.

Delta’s Transformation Continues - Our Progress, Our Plan, Our People
September 22, 2005

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Market-based: Our compensation levels will be based largely on market-to-market comparisons. This means that instead of instituting the same across-the-board pay cut for all work groups, new pay rates will be set by work group. The rates will vary depending on the level of adjustment needed to bring each group in line with the lower pay scales of their peers in Delta’s new competitive set.

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Performance-linked: The profit-sharing plan is being enhanced so that Delta people will share from the first dollar of profitability, with 15 percent shared on the first $1.5 billion of pre-tax earnings and 20 percent shared above that. This move builds upon our commitment to make sure Delta people are able to share in any success their sacrifice helps make possible.

In a separate memorandum being issued today, Delta Senior Vice President of Human Resources Beth Johnston is providing a more in-depth overview of the changes to pay, pension, healthcare coverage, vacation, sick leave and other benefits - including the improvements to Delta’s profit sharing plan, and your leaders and HR teams are standing by to answer your questions.

Regrettably, for all Delta people, our transformation will not be painless. Armed with a better understanding of the demands of the new aviation marketplace and the foundation upon which our future success must be built, Delta people understandably must make career decisions based on their own best interests and personal circumstances. For those who leave the company either through choice or by the plan’s requirements, I hope you know how much your service has been appreciated. For those who choose to stay, Delta needs every ounce of your proven professionalism and your whole-hearted commitment to our plan, to our customers, and to our unwavering focus on safety and reliability.

Delta will move quickly and decisively to do what is necessary to beat our competitors and meet our financial commitments, and this means we will become a smaller, more cost-efficient airline, with a strengthened network and a stronger balance sheet. Our transformation will be sweeping and fast-paced; it must be if we are to survive and thrive in a changing environment as a strong company in control of its own destiny Thank you in advance for everything you are doing to go the extra mile and to help set a new standard for the future.

Jerry Grinstein